UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 24, 2008
CALIFORNIA WATER SERVICE GROUP
(Exact name of Registrant as Specified in its Charter)

Delaware	1-13883	77-0448994
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

1720 North First Street
San Jose, California	95112
(Address of principal executive offices)	(Zip Code)
(408) 367-8200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On September 24, 2008, California Water Service Company, a wholly-owned subsidiary of California Water Service Group (the “Registrant”), entered into Amendment No. 1 (the “Amendment”) to its Loan Agreement with Bank of America, N.A. dated May 30, 2007 (the “Loan Agreement”). The Amendment provides that the $55.0 million unsecured revolving line of credit under the Loan Agreement (the “Revolving Facility”) be increased to $95.0 million for the period between September 30, 2008 and March 31, 2009. Proceeds of the Revolving Facility will continue to be used for working capital, permitted acquisitions, general corporate purposes and to bridge capital expenditures.
The Amendment further provides that at any time the borrowings under the Revolving Facility exceed $55.0 million the entire principal amount of the Revolving Facility will bear interest annually at the Lender’s Prime Rate minus 1.00% or alternatively at LIBOR plus 0.75%.
The effectiveness of the Amendment is subject to the execution of a Consent and Reaffirmation of Guarantor by the Registrant and payment of the Lender’s expenses and an amendment fee of $300,000.00.
Banc of America Securities LLC has in the past served as placement agent in connection with California Water Service Company’s offerings of certain series of notes, including in connection with California Water Service Company’s most recent private offering, issue and sale of its Series O Notes issued August 31, 2006 and due August 31, 2031.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     We hereby furnish the following exhibit with this report:

Exhibit No.	Description

10.1	Amendment No. 1 to Loan Agreement dated as of September 24, 2008 between Bank of America, N.A. and California Water Service Company

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIFORNIA WATER SERVICE GROUP

Date: September 24, 2007	By: Name:	/s/ Martin A. Kropelnicki Martin A. Kropelnicki
	Title:	Vice President, Chief Financial Officer and Treasurer